SECOND AMENDMENT TO EMPLOYMENT AGREEMENT

This Second Amendment (“Amendment”) to the Employment Agreement by and between NetSol Technologies, Inc. (“Netsol” or the “Company”) and Salim Ghauri (“Executive”), dated January 1, 2007 (the “Employment Agreement”), and amended effective as of January 1, 2008, is entered into effective as of the date set forth below.  Other than the specific amendments enumerated in the Amendment, all of the terms of the Employment Agreement shall remain in the full force and effect, and shall not be obviated or affected by this Amendment.

In the event of a conflict between the terms of this Amendment and the Employment Agreement, the terms of this Amendment shall govern.  All capitalized terms contained herein are, unless otherwise stated, as defined in the Agreement.

Now therefore, for good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties agree as follows:

Section 3.1 of the Employment Agreement is modified to read:

3.1           The Company shall increase, retroactively to October 1, 2011, Executive’s base salary by 5% to pay Executive a base salary of Three Hundred Sixty Two Thousand Five Hundred Dollars ($262,500) per year (the "Base Salary"), payable in accordance with the Company policy.  Such salary shall be pro rated for any partial year of employment on the basis of a 365-day fiscal year.  Executive will be eligible for bonuses from time to time as determined by the Board.

Section 3.11 of the Employment Agreement is added to read:

3.8           Executive shall be granted options to purchase 400,000 shares of common stock pursuant to the Company’s 2011 Equity Incentive Plan at the exercise price of $.75 per share.

The Amendment is agreed to on November 7, 2011, and shall become effective as of the date first written above.

Employee

By:
Salim Ghauri

NetSol Technologies, Inc.

By:		By:
	Boo Ali Siddiqui		Patti L. W. McGlasson
	Chief Financial Officer		Secretary

By:
Mark Caton
Chairman of Compensation
Committee